Exhibit 10.1
AGREEMENT
          This Agreement (“Agreement”) is made by and between JOHN LOUGH (“Lough”) and ABERCROMBIE & FITCH MANAGEMENT CO., a Delaware corporation with its principal place of business in New Albany, Ohio, which, together with its subsidiaries and affiliates, are collectively referred to herein as the “Company.”
          WHEREAS, Lough has been employed by the Company as an officer since on or about June 21, 1999;
          WHEREAS, Lough has decided to retire effective May 5, 2006; and
          WHEREAS, the parties wish to define the terms and conditions of Lough’s retirement from employment with the Company;
          NOW, THEREFORE, in exchange for and in consideration of the following mutual covenants and promises, the undersigned parties, intending to be legally bound, hereby agree as follows:
          1. Retirement Date. Lough’s retirement will be effective May 5, 2006 (“Retirement Date”). On the Retirement Date, Lough’s employment with the Company and all further compensation, remuneration, bonuses, and eligibility of Lough under Company benefit plans shall terminate, and Lough shall not be entitled to receive any further payments or benefits of any kind from the Company except as otherwise provided in this Agreement or by applicable law.
          2. Retirement Benefits Following Resignation Date. The Company will pay to Lough the following (all hereinafter referred to collectively as the “Retirement Package”):
a.	Compensation: The equivalent of five (5) months salary in the amount of Two Hundred Thirty Nine Thousand Five Hundred Eighty Three and 35/100 ($239,583.35), less applicable taxes, payable in one lump sum upon the next regularly scheduled pay period after the effective date of this Agreement.

For purposes of this Agreement, the effective date of this Agreement shall be the eighth (8th) day after Lough signs this Agreement (“effective date”), unless Lough has revoked the Agreement prior to that time in the manner discussed in Paragraph 8(d) below.

b.	Health Care:
i.	The Company shall pay Lough the equivalent of five (5) months of COBRA health care continuation costs for dependant plus one coverage in the amount of Five Thousand Five Hundred Eighty Six and 20/100 dollars ($5,586.20), less applicable taxes. Said amount is the cost of associate plus one coverage as of the effective date of this Agreement and will be paid in one lump sum upon the next regularly scheduled pay period after the effective date of this Agreement. In the event that the monthly cost of family COBRA coverage should increase during the five month period following the effective date of this Agreement, Lough is responsible for any additional premiums required to purchase coverage during this period. Lough shall be responsible for the actual election and payment of any health care continuation costs subsequent to the Retirement Date and shall maintain all of his rights pursuant to COBRA for continued election of coverage.

ii.	After the five (5) months in paragraph 2(b)(i) above have passed, Lough shall be entitled to purchase continued medical and dental coverage from the Company for himself and his eligible spouse or domestic partner at the effective rate for COBRA participants for such coverage until Lough’s sixty-fifth birthday and, thereafter, for his eligible spouse or domestic partner at the effective rate for COBRA participants until said spouse or partner’s sixty-fifth birthday, which effective rates may be increased periodically by the same percentage that costs for the same coverage to COBRA participants are actually increased for that year; provided that, no continued medical and dental coverage will be provided beyond the second calendar year after the calendar year in which the retirement date occurs unless permitted by final regulations issued pursuant to Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”) prior to the end of such second calendar year.

c.	Retirement Plans
i.	Qualified Savings and Retirement Plans: Lough shall be entitled to determine the desired treatment of the balance contained in his Savings and Retirement Plan according to the terms and conditions set forth in the plan.

ii.	Non-Qualified Savings Plan: Lough shall be entitled to payment of the balance in his Non-Qualified Savings Plan. This balance will be paid out over a ten (10) year period in equal annual installments, plus interest. Notwithstanding the foregoing, no payment of any post 2004 contributions shall be made prior to the six month anniversary of Lough’s retirement date.
d.	Stock
i.	Options: Lough shall be entitled to a period of three (3) years from his Retirement Date, but not to exceed the original term set forth in the grant, to exercise any vested options he may have. Any unvested options will be forfeited upon Lough’s Retirement Date; provided however, the vested options shall expire on December 31, 2006 except to the extent a further extension within the 3 year period following Lough’s retirement date is permissible by regulations issued pursuant to Section 409A of the Code before December 31, 2006.

ii.	Restricted Stock: Any unvested shares of restricted stock shall be forfeited by Lough upon the Retirement Date.
e.	Incentive Compensation Bonus: the Company shall pay Lough a pro-rated portion of the Incentive Compensation Bonus payable in August 2006, to cover the period February 1, 2006 through May 5, 2006. Said pro-rated portion of the Incentive Compensation Bonus shall be paid by August 31, 2006 and in the amount of Sixty Thousand Eighty Four and 28/100 dollars ($60,084.28), less applicable taxes.

f.	Other Benefits:
i.	Vacation: The Company shall pay Lough the value of fifteen (15) days of unused vacation payable in one lump sum, less applicable taxes, upon the next regularly scheduled pay period after the effective date of this Agreement.

ii.	Life Insurance: Lough shall have the right to convert his existing life insurance coverage to an individual policy pursuant to the terms set forth by the insurer. Lough shall pay the full cost of any such policy.

iii.	Associate Discount: Lough shall be entitled to an associate discount for himself and his eligible dependents based on the current home office associate discount at the time the discount is applied; provided that, no associate discount will be provided beyond the second calendar year after the calendar year in which the retirement date occurs unless permitted by final regulations issued pursuant to Section 409A of the Code prior to the end of such second calendar year.

iv.	Employee Assistance Program (“EAP”): Lough shall be entitled to utilize the services of the EAP pursuant to the terms and conditions set forth for all home office associates; provided that, no entitlement to the use of the services of the Employee Assistance Program will continue beyond the second calendar year after the calendar year in which the retirement date occurs unless permitted by final regulations issued pursuant to Section 409A of the Code prior to the end of such second calendar year.

v.	Expense Reimbursement: Subject to the Company’s Travel and Expense Policy, Lough shall be entitled to payment of any unreimbursed employment related expenses incurred by Lough prior to the Retirement Date. Said expenses must be submitted by Lough within ninety (90) days of the Retirement Date and shall be paid by the Company no later than December 31, 2006.

vi.	Cellular Phone: the Company shall allow Lough to keep the Company PDA/cell phone currently being used by him. The Company will remove the number assigned to the PDA/cell phone from the Company account so that Lough may convert the number to an individual service plan.

          The Retirement Package shall be the sole payment made to Lough and shall constitute the entire consideration to be paid by the Company in exchange for the promises of Lough set forth herein.
          The Company and Lough each intend that the benefits provided hereunder either not be subject to Section 409A of the Code, or comply with the requirements of Section 409A of the Code. Therefore, the intended economic impact of the benefits on the respective parties is as though the benefits do not violate Section 409A and continue beyond the restrictions currently imposed by Section 409A as set forth in paragraphs 2.b.iii, 2.d.i and 2.f.iii and 2.f.iv above. Accordingly, if any of the benefits hereunder are or become subject to Section 409A, the Company and Lough agree to negotiate in good faith changes in such benefits in order to preserve the intended economics of such benefits to each party.
          5. Lough Covenants.
               a. Non-Disclosure and Non-Use: Lough shall not, without the written authorization of the Chairman and Chief Executive Officer (“CEO”) of the Company, use (except for the benefit of the Company) any Confidential and Trade Secret Information relating to the Company. Lough shall hold in strictest confidence and shall not, without the written authorization of the Chairman and CEO of the Company, disclose to anyone, other than directors, officers, employees and counsel of the Company in furtherance of the business of the Company, any Confidential and Trade Secret Information relating to the Company. For purposes of this Agreement, Confidential and Trade Secret information includes: the general or specific nature of any concept in development, the business plan or development schedule of any concept, vendor, merchant or customer lists or other vendor, merchant or customer information, all technical and business information relating to products, processes, know-how, designs, formulas, methods, software, improvements, technology, new products, marketing and selling plans, business plans, development schedules, budgets and unpublished financial statements, licenses, prices and costs, suppliers, and information regarding the skills, compensation or duties of employees, independent contractors or consultants of the Company and any other information about the Company that is proprietary or confidential. Confidential and Trade Secret Information specifically includes, but is not limited to, the general and specific nature of, and information related to, the development of Concept 5 and Project P.
               The restrictions set forth in this Section shall not apply to information that is or becomes generally available to the public other than as a result of its wrongful disclosure by Lough, or information received on a non-confidential basis from sources other than the Company who are not in violation of a confidentiality agreement with the Company. This confidentiality covenant has no temporal, geographical or territorial restriction.
               Lough further represents and agrees that at and after the Retirement Date it is his sole obligation to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding trading shares and/or exercising options related to the Company’s stock. Lough acknowledges that the Company has not provided opinions or legal advice to him regarding his obligations in this respect and that it is Lough’s responsibility to seek independent legal advice with respect to any stock or option transaction.
               b. Non-Disparagement and Cooperation. Lough shall not state or publish anything about the Company or its officers to any media entity, including, but not limited to television, newspaper, magazine, magalog, website bulletin boards, blogs or editorials (hereinafter collectively referred to as “the Media”), or any representative or agent of the Media which would adversely affect the reputation, image or business relationships and goodwill of the Company in its market and community at large. Lough shall not otherwise state or publish anything about the Company or its officers which would materially and adversely affect the reputation, image or business relationships and goodwill of the Company in its market and community at large. Lough shall fully cooperate with the Company in defense of legal claims asserted against the Company and other matters requiring the testimony or input and knowledge of Lough. If at any time Lough should be required to cooperate with the Company pursuant to this Section, the Company agrees to reimburse Lough for reasonable costs and expenses incurred as a result thereof. Lough agrees that he will not speak or communicate with any party or representative of any party, who is known to Lough to be either adverse to the Company in litigation or administrative proceedings or to have threatened to commence litigation or administrative proceedings against the Company, with respect to the pending or threatened legal action, unless Lough receives the written consent of the Company to do so, or is otherwise compelled by law to do so, and then only after advance notice to the Company.
               c. Non-Competition. During the nine (9) month period following the Retirement Date, Lough shall not, directly or indirectly, without the prior written consent of the CEO, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any entity listed on Appendix A attached to this Agreement, any of their subsidiaries and affiliates engaged in a business that is competitive with the Company, and any other entity that the Company reasonably determines is a competitor of the Company (“Competing Entity”); provided, however, that the “beneficial ownership” by Lough after the Retirement Date, either individually or by a “group” of which Lough is a member as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of less than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of this Section 5c.
               d. Non-Solicitation. During the nine (9) month period following the Retirement Date (the “Non-Solicitation Period”), Lough shall not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company with any person who at any time was a customer or supplier of the Company or otherwise had a business relationship with the Company. During the Non-Solicitation Period, Lough shall not without the prior written consent of the CEO, hire, solicit for hire, aid in the hire, or cause to be hired, either as an employee, contractor or consultant, any person who is currently employed, or was employed at any time during the six month period prior thereto, as an employee, contractor or consultant of the Company.
               e. Remedies. Lough agrees that any breach of the terms of Paragraphs 5a through 5d of this Agreement could result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. Lough agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and threatened breach and/or continued breach by Lough and/or any and all persons and/or entities acting for and/or with Lough, without having to prove damages, and to all costs and expenses incurred by the Company in seeking to enforce its rights under this Agreement. These remedies are in addition to any other remedies to which the Company may be entitled at law or in equity. Lough agrees that the covenants of Lough contained herein are reasonable and the Company would not have entered into this Agreement but for the inclusion of such covenants. Without limitation on the foregoing, the Company may cancel or recover from Lough, and Lough shall repay promptly, the payments provided Lough in Paragraphs 2a and 2bi in the event that he violates the covenants contained herein. The existence of any claim or cause of action by Lough against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Agreement; provided, however, that this paragraph shall not, in and of itself, preclude Lough from defending himself against the enforceability of the covenants and agreements of this Agreement.
          6. Confidentiality. Lough and the Company agree not to talk about, write about, or otherwise publicize or disclose at any time to any person or company the terms or existence of this Agreement, or any fact concerning its negotiation, execution, or implementation, provided, however, that Lough may disclose such information to the following individuals provided that they agree to abide by the confidentiality provisions of this Agreement: (a) to his immediate family; (b) to his attorney(s); (c) as may be necessary for the proper tax treatment of the costs, expenses or proceeds of the Retirement Package, including disclosure to his tax accountants, tax advisors, or taxing authorities; or (d) as is otherwise required by law. The Company may disclose such information on an “as needed” basis to (a) individuals within the Company; or (b) its business advisors, including but not limited to its attorneys, accountants and auditors, or (c) as is otherwise required by law.
          The provisions of this paragraph concerning confidentiality obligations are expressly acknowledged by the parties to constitute material consideration for the obligations under this Agreement. Any breach by a party of these confidentiality provisions shall afford the other party an action in law to recover the actual damages incurred thereby. Notwithstanding any violation of this paragraph 6, the provisions and covenants contained in this Agreement shall remain in effect and be enforceable.

          7. Releases. Lough does hereby for himself and for each of his past, present and future heirs, administrators, executors, representatives, agents, attorneys, assigns and all others claiming by or through him or them, forever release and discharge the Company, and its past, present and future shareholders, representatives, agents, servants, parents, subsidiaries, affiliates, divisions, officers, directors, employees, insurers, successors, predecessors, administrators, attorneys, assigns and all others claiming by or through them, jointly or severally, (hereinafter “the Released Parties”) from any and all charges, claims, demands, judgments, actions, causes of action, damages, debts, agreements, remedies, promises, suits, losses, obligations, expenses, costs, attorneys’ fees, liabilities and claims for relief of every kind and nature, whether matured or unmatured, known or unknown, direct or indirect, foreseen or unforeseen, vested or contingent, in law, equity or otherwise, under any federal or state statute or common law, which Lough has ever had, now has, or may have in the future, against any of the Released Parties for or on account of any matter, cause or thing whatsoever that was or could have been asserted or that occurred up to the date of this Agreement. This release shall include without limitation all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Ohio Civil Rights Act, any claim for unpaid wages, and any other federal and state civil rights laws or laws relating to employment, all laws of any other nation, or state or local government including, without limitation, any workers’ compensation or disability claims under any such laws, and any and all tort claims.
     The Company does hereby for itself and for its parents, subsidiaries, affiliates, divisions, and all others claiming by or through them, jointly or severally, forever release and discharge Lough from any and all charges, claims, demands, judgments, actions, causes of action, damages, debts, agreements, remedies, promises, suits, losses, obligations, expenses, costs, attorneys’ fees, liabilities and claims for relief of every kind and nature, whether matured or unmatured, known or unknown, direct or indirect, foreseen or unforeseen, vested or contingent, in law, equity or otherwise, under any federal or state statute or common law, which the Company has ever had, now has, or may have in the future, against Lough for or on account of any matter, cause or thing whatsoever that was or could have been asserted or that occurred up to the date of this Agreement.
          8. Age Discrimination Claims and Older Worker’s Benefit Protection Act Terms. Lough specifically acknowledges that the release of his claims under this Agreement includes, without limitation, waiver and release of all claims against the Company and Released Parties under the federal Age Discrimination in Employment Act (“ADEA”), and Lough further acknowledges and agrees that:
a.	Lough waives his claims under ADEA knowingly and voluntarily in exchange for the commitments made herein by the Company, and that certain of the benefits provided thereby constitute consideration of value to which the Lough would not otherwise have been entitled;

b.	Lough was and is hereby advised to consult an attorney in connection with this Agreement;

c.	Lough has been given a period of 21 days within which to consider the terms of this Agreement;

d.	Lough may revoke his signature on this Agreement for a period of 7 days following his execution of this Agreement, rendering the Agreement null and void;

e.	this Agreement is written in plain and understandable language which Lough fully understands;

f.	this Agreement complies in all respects with Section 7(f) of ADEA and the waiver provisions of the federal Older Worker Benefit Protection Act; and

g.	Lough does not waive any rights or claims that may arise after the date the waiver is executed.

          9. Indemnification. Lough agrees that he shall be exclusively liable for payment of any and all taxes due by him in connection with the Retirement Package and agrees to indemnify the Company for any liability incurred because of Lough’s failure to pay such taxes, assessments, or reimbursements, or penalties, which may be assessed by any taxing authority in connection with any payments made pursuant to this Agreement.
          10. Return of Property. Lough agrees that in connection with his retirement, he shall promptly return to the Company all Company documents and property in his possession or control including, but not limited to, Computer(s) and all Software, Security Keys and Badges, Price Lists, Supplier and Customer Lists, Employee Lists, including compensation, salary and benefit information, Files, Reports, all correspondence both internal and external (memo’s, letters, quotes, etc.), Business Plans, Budgets, Designs, and any and all other property of the Company.
          11. No Liability or Admission of Any Party. This Agreement and the terms hereof are not and shall not be used or construed as evidence of an admission by the Company, the Released Parties, or Lough of any wrongdoing by them whatsoever, all of which is expressly denied. Moreover, this Agreement shall not be offered as evidence for any purpose in any litigation, or in any other forum, matter or otherwise, other than for the purpose of enforcing the terms of this Agreement.
          12. Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of Ohio. Any actions or proceedings instituted under this Agreement with respect to any matters arising under or related to this Agreement, shall be brought and tried only in the Court of Common Pleas, Franklin County, Ohio except that the Company, in its sole election and discretion, can bring suit in any jurisdiction in which Lough may be in violation of this Agreement. Lough consents to the jurisdiction of the Court of Common Pleas, Franklin County, Ohio or any other jurisdiction in which the Company has the right to bring suit and expressly waives his right to cause any such actions or proceedings to be brought or tried elsewhere.
          13. Enforcement of Terms. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of any such term, covenant or condition, nor shall such failure at any one time or more times be deemed a waiver or relinquishment of any other time or times of any right under the terms, covenants, or conditions hereof. If any provision hereof shall be determined to be unlawful or improper, or unenforceable for any other reason, the remaining provisions of this Agreement shall remain in full force and effect.
          14. Modifications. No modification hereof shall be effective unless the same be in writing duly executed by all parties hereto.
          15. Original and Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a single memorandum.
          16. Entire Agreement. This Agreement is the complete and exclusive statement of the agreement among the parties, superseding all proposals and prior agreements, oral or written, and all other communication among the parties relating to the subject matter herein. The parties understand and acknowledge that this Agreement is made without reliance upon any statement or representation other than those expressly contained herein. This Agreement shall not be subject to any claim of mistake of fact. This Agreement expresses the full and complete settlement of all liability claimed and denied and is intended to avoid litigation and to be final and complete.
          17. Knowing and Voluntary Execution. Each of the parties hereto further states and represents that he or it has carefully read the foregoing Agreement, consisting of nine (9) pages, and knows the contents thereof, and that he or it has executed the same as his or its own free act and deed. Lough further acknowledges that he has been and is hereby advised to consult with an attorney concerning this Agreement and that he had adequate opportunity to seek the advice of legal counsel in connection with this Agreement. Lough also acknowledges that he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained herein upon his legal rights.
          IN WITNESS WHEREOF, the undersigned has hereto set his hand this 1st day of August, 2006.

WITNESSED:
/s/ John W. Lough

JOHN LOUGH
/s/ Edward Pippen

          IN WITNESS WHEREOF, the undersigned has hereto set its hand this 1st day of August, 2006.

WITNESSED:		ABERCROMBIE & FITCH MANAGEMENT CO.

/s/ Melinda Mcafee	By:	/s/ Jay Yano

	Its:	SVP and General Counsel

Appendix A

Aeropostale	J. Crew
American Eagle	Limited (all divisions)
Victoria’s Secret	Limited Too
Gap (all divisions)	Urban Outfitter/Anthropologie
Wet Seal	Pacific Sunwear